PLS CPA, A PROFESSIONAL CORP.

 4725 MERCURY STREET #210  SAN DIEGO  CALIFORNIA 92111

 TELEPHONE (858)722-5953  FAX (858) 761-0341  FAX (858) 433-2979

 E-MAIL changgpark@gmail.com 

December 24, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment 1 of our audited report dated August 22, 2012, relating to the financial statements of Oconn Industries Corp., for the years ended July 31, 2012 and 2011 and the period from inception (October 26, 2010) to July 31, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

     PLS CPA, A Professional Corp.

     San Diego, CA 92111